Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

June 30, 2014

Dear Shareholders, Customers, and Fellow Team Employees,

As a result of hard work and dedication of the Company’s team members, I am pleased to report that your Company reported positive financial results for the first half of 2014. These positive results include net income of approximately $2.2 million ($0.65 basic earnings per share), an $11.9 million increase in our loan portfolio, three dividend payments to shareholders, increased marginal income, and a $1.21 increase in tangible book value per share.

Earlier this month we announced our intent to purchase The Ohio State Bank.  As of March 31, 2014, The Ohio State Bank had assets of $94.2 million, loans of $69.9 million and deposits of $76.0 million with two full service locations in Marion, Ohio and one in Lewis Center, Ohio.  This transaction is expected to be completed during the fourth quarter of 2014.  We are optimistic that the acquisition will increase earnings in 2015 and beyond, and provide the Company the opportunity to grow in Marion and Delaware counties.  I believe this acquisition will be beneficial for our shareholders and be an effective use of our existing capital.

Most importantly, we continue to believe that a solid, established, and financially strong community bank is essential to the success of our communities; just as strong communities are critical to the success of your Company. That belief, and the desire to serve our neighbors, has led your Company and its team members to provide quality, honest financial guidance, serve on local boards, and make financial contributions that promote health, education, and economic development in the communities we serve. I believe our strong corporate values of respect for our shareholders, customers, colleagues, and communities are the foundation for the continued success of your Company.

Thank you for your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Six months ended June 30, 2014	Six months ended June 30, 2013
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 9,672	$ 9,737
Interest expense	1,356	1,633
Net interest income	8,316	8,104
Provision for loan losses	115	-
Net interest income after provision for loan losses	8,201	8,104
Non-interest income	2,163	2,426
Non-interest expenses	7,575	7,391
Income before income taxes	2,789	3,139
Provision for income taxes	563	695
Net income	$ 2,226	$ 2,444

Average common shares outstanding	3,431,317	3,446,731

PER COMMON SHARE
Net income	$ 0.65	$ 0.71
Book value	$19.52	$18.05
Tangible book value	$16.99	$15.53
Closing price	$13.39	$12.11

FINANCIAL RATIOS
Return on average assets	0.78%	0.87%
Return on average equity	7.01%	7.67%
Net interest margin	3.37%	3.28%
Efficiency ratio	69.13%	67.21%
Loans to deposits	61.93%	65.40%
Allowance for loan losses to loans	1.32%	1.80%

PERIOD END BALANCES
	As of June 30, 2014	As of December 31, 2013
Assets	$589,773	$556,235
Loans	$307,200	$295,313
Deposits	$496,834	$468,000
Shareholders' equity	$ 66,844	$ 63,008

Common shares outstanding	3,423,864	3,442,051

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211